Exhibit 99.23(g)(i)(b)

SA Funds

3055 Olin Avenue
Suite 2000
San Jose, California 95128
Phone 800.366.7266
Fax 408.247.1108
http://www.loringward.com

State Street Bank and Trust Company

225 Franklin Street

Boston, MA 02110

Attention: Amy Wagner, Vice President, JQB 2N

Re: SA Funds - Investment Trust

Ladies and Gentlemen:

This is to advise you that SA Funds - Investment Trust (the “Trust”) has established three (3) new series of shares to be known as SA U.S. Fixed Income Fund, SA Emerging Markets Fund, and SA Real Estate Securities Fund. In accordance with the Additional Funds provision of Section 18 of the Custodian Contract, dated as of July 1, 1999, between the Trust and State Street Bank and Trust Company, as amended, the Trust hereby requests that you act as Custodian for these new series under the terms of the aforementioned contract.

Please indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Trust and retaining one copy for your records.

Sincerely,

SA Funds – Investment Trust

By:	/s/ Steven K. McGinnis
Name: Steven K. McGinnis
Title: Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph L. Hooley
Name: Joseph L. Hooley
	Title: Executive Vice President	Effective Date: February 1, 2007

Distributed by Loring Ward Securities Inc., member NASD/SIPC